UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  February 5, 2007
(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES
CORPORATION
(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK		10504
(Address of principal executive offices)		(Zip Code)

914-499-1900
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) (Compensatory Arrangements of Certain Officers)

The following are compensation arrangements for the Company’s named executive officers:

	2006 Annual Incentive		2007 Cash		2007 Long-Term Incentive Awards
	Annual Incentive	Team Incentive	Salary Rate(1)	Annual Incentive Target (2)	Buy-First Options(3)	Restricted Stock Units(4)	Performance Share Units(4)
S. J. Palmisano	$5,000,000	not eligible	$1,800,000	$5,000,000	$1,500,000	$3,000,000	$7,000,000
N. M. Donofrio	$1,023,350	$200,000	$800,000	$1,080,000	$367,005	$450,000	$1,050,000
D. T. Elix	$888,250	$200,000	$775,000	$1,045,000	$217,650	$900,000	$2,100,000
M. Loughridge	$920,000	$200,000	$690,000	$935,000	$224,000	$1,020,000	$2,380,000
W. M. Zeitler	$776,050	$200,000	$690,000	$935,000	$0	$900,000	$2,100,000

(1)   Salary rate is effective June 1, 2007.

(2)   In addition to annual incentive target, each of these officers other than Mr. Palmisano is eligible to receive an annual teaming incentive ranging from $0 - $250,000.

(3)   Buy-First Options are granted to officers who elected to invest a portion of their annual incentive payout for performance year 2006 in the IBM stock fund alternative of the Company’s Executive Deferred Compensation Plan.  These options will be granted on May 8, 2007.  The actual number of options granted on this date will be determined by dividing the value shown above by a predetermined, formulaic Planning Price and the respective Black-Scholes option valuation factor.  The exercise price of these options will be the average high/low market price of the Company’s stock on the date of grant.

(4)   Restricted stock units and performance share units will be granted on May 8, 2007.  The number of units granted on this date will be determined by dividing the value shown above by the Planning Price as described in footnote (3).

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: February 5, 2007

	By:	/s/ Andrew Bonzani
Andrew Bonzani
Vice President,
Assistant General Counsel &
Assistant Secretary